    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1997

                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                                 PMR CORPORATION
             (Exact name of Registrant as specified in its charter)
                              --------------------
           Delaware                                     23-2491707
 (State or other jurisdiction                         (I.R.S. Employer
 of incorporation or organization)                  Identification Number)


                        3990 Old Town Avenue, Suite 206A
                           San Diego, California 92110
                                 (619) 295-2227
    (Address,including zip code, and telephone number,including area code, of
                    Registrant's principal executive offices)
                              --------------------

                                  Allen Tepper
                             Chief Executive Officer
                                 PMR CORPORATION
                        3990 Old Town Avenue, Suite 206A
                           San Diego, California 92110
                                 (619) 295-2227
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------

                                   Copies to:
                             Jeremy D. Glaser, Esq.
                               COOLEY GODWARD LLP
                        4365 Executive Drive, Suite 1100
                               San Diego, CA 92121
                                 (619) 550-6000
                              --------------------
        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------
                                                                                  PROPOSED
                                                                 PROPOSED         MAXIMUM
                                                                 MAXIMUM         AGGREGATE       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO    OFFERING PRICE   OFFERING PRICE   REGISTRATION
         SECURITIES TO BE REGISTERED          BE REGISTERED    PER SHARE(1)         (1)             FEE
-------------------------------------------------------------------------------------------------------------

  Common Stock, par value $.01 per share           112,924        $22.50        $2,540,790       $769.94

=============================================================================================================



(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on August 22, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 27, 1997

                                   PROSPECTUS
                                 112,924 SHARES
                                 PMR CORPORATION
                                  COMMON STOCK
                              --------------------

        This Prospectus relates to 112,924 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of PMR Corporation ("PMR" or the "Company"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

        None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. However, the Company is entitled to receive as payment of the outstanding principal of a promissory note payable by Mr. Frerker to the Company, up to approximately $424,000 of the proceeds received by Mr. Frerker from the sale of his shares which are included in the Shares. The loan to Mr. Frerker was on account of payment of income tax withholding obligations by the Company arising from Mr. Frerker's purchase of shares of Common Stock pursuant to his exercise of a warrant. See "Selling Stockholders." The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Plan of Distribution."

        The Common Stock of the Company is traded on the Nasdaq National Market under the Symbol "PMRP." On August 22, 1997, the last sale price for the Common Stock as reported by the Nasdaq National Market was $22.38 per share.

                              --------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

               The date of this Prospectus is               , 1997
                                              --------------

        NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

        The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1997, and the Company's Registration Statement on Form 10 filed on July 31, 1992, as amended, which contains descriptions of the Company's Common Stock and certain rights relating to the Common Stock, including any amendment or reports filed for the purpose of updating such descriptions, each as filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Chief Financial Officer at the Company's principal executive offices at 3990 Old Town Avenue, Suite 206A, San Diego, California 92110, (619) 295-2227.

                                   THE COMPANY

        Except for the historical information contained or incorporated by reference herein, this Prospectus (and the information incorporated herein by reference) contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, in the Company's Annual Report on Form 10-K for the year ended April 30, 1997, as well as those discussed elsewhere in this Prospectus and any other documents incorporated herein by reference.

        PMR Corporation (the "Company") is a leader in the development and management of programs and services for individuals who have been diagnosed with a Serious Mental Illness ("SMI"). These diseases, which are often chronic and life long, are primarily schizophrenia and bi-polar disorder (manic depression) and, according to studies sponsored by the National Institute of Mental Health
(NIMH), afflict approximately 2.8% of the U.S. population. The Company's programs have been developed to assist providers of health care services in delivering care and treatment programs which serve as alternatives to more costly inpatient behavioral health care for the SMI population. The Company's clinical philosophy emphasizes early intervention to identify and reduce the incidence of crises events and thus contain the high costs associated with catastrophic events. Through its disease management approach, the Company believes that its programs may achieve a reduction in health care costs and result in improved clinical outcomes.

        The Company operates three lines of business devoted to behavioral health care: acute outpatient psychiatric services ("Outpatient Program"), case management services ("Case Management Program") and chemical dependency services ("Chemical Dependency Program"). In recent years, the Company's principal focus has been on the growth of its Outpatient Program and Case Management Program, which are targeted exclusively to serve the SMI population. Looking forward, the Company intends to blend these products into a single, integrated continuum of outpatient services and may develop new services in the areas of site management, clinical information, outcomes analysis and residential services.

        The Company's objective is to be a leading developer and provider of a continuum of programs which deliver cost effective mental health services for individuals within the SMI population. Since the SMI population receives the vast majority of its health care funding from state, local and federal agencies, the Company aims to develop programs which assist these entities in containing rapidly growing and often uncontrolled health care costs. Through the successful development and operation of these programs, the Company's mission is to foster the recovery of individuals from the devastating effects of serious mental illnesses and chemical dependency, and to ensure the cost-effective treatment and rehabilitation services which limit hospitalization, afford significant relief from symptoms, and contribute to better quality health care in the communities within which the Company and its subsidiaries operate.

        The Company was incorporated in Delaware on January 7, 1988. Its executive offices are located at 3990 Old Town Avenue, Suite 206A, San Diego, California 92110, and its telephone number is (619) 295-2227.

                                  RISK FACTORS

        An investment in the shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, the Company's Annual Report on Form 10-K for the year ended April 30, 1997, and in any other documents incorporated herein by reference in evaluating an investment in the shares of Common Stock offered hereby.

DEPENDENCE UPON THIRD PARTY REIMBURSEMENT

        A significant component of the Company's revenues is derived from payments made by Providers to the Company relative to the management and administration by the Company of outpatient programs (the "Programs") managed for Providers. The Company bills its management fee to the Provider as a purchased management and administrative support service. Substantially all of the patients admitted to these Programs are eligible for Medicare coverage, thus, the Providers rely upon payment from Medicare. The Providers are reimbursed their costs on an interim basis by Medicare fiscal intermediaries and the Providers submit annual cost reimbursement reports to the fiscal intermediaries for audit and payment reconciliation. The Providers seek reimbursement of the Company's management fees from these fiscal intermediaries as part of their overall payments from Medicare. As a general matter, payment of the Company's management fee may be directly affected by the reimbursement experience of the Provider. In certain instances, Providers are not obligated to pay the Company's management fee if related claims submitted by the Provider are denied by the fiscal intermediary. In other instances, the Company may be obligated to indemnify a Provider to the extent the Company's management fee charged to the Provider is disallowed by Medicare's fiscal intermediary for reimbursement of the Provider's cost reimbursement report. The occurrence of either of these events can have a material adverse impact upon the Company's business, financial condition and results of operations.

        Applicable Medicare guidelines permit the reimbursement of contracted for management services provided that, among other things, the associated fees are "reasonable." As a general rule, Medicare guidelines indicate that contract management services costs are "deemed" reasonable if the costs incurred are comparable with marketplace prices for similar services. The U.S. Department of Health and Human Services has established the Health Care Financing Administration ("HCFA") to promulgate rules and regulations governing the Medicare program and the benefits associated therewith. Although management of the Company believes that the value of the Company's services is comparable with marketplace prices for similar services, the determination of reasonableness may be interpreted by HCFA or a fiscal intermediary in a manner inconsistent with the Company's belief. Notwithstanding the Company's belief, a determination that the Company's management fees may not be reasonable could have a material adverse impact upon the Company's business, financial condition and results of operations.

        HCFA has published criteria which partial hospitalization services must meet in order to qualify for Medicare funding. In transmittal letter number 1303 (effective January 2, 1987) and in subsequent criteria published in Section
230.50 of the Medicare Coverage Manual, HCFA requires partial hospitalization services to be: (i) incident to a physician's service; (ii) reasonable and necessary for the diagnosis or treatment of the patient's conditions; and (iii) provided by a physician with a reasonable expectation of improvement of the patient from the treatment. Although the Company and its Providers have quality assurance and utilization review programs to ensure that the partial hospitalization Programs managed by the Company are operating in compliance with all Medicare requirements, there can be no assurances that in the future certain aspects of the Company's Programs will not be found to have failed to satisfy all applicable criteria for Medicare eligibility.

        During the fourth quarter of Fiscal Year 1994, fiscal intermediaries for Providers began a Focused Medical Review of claims for partial hospitalization services throughout the country. A Focused Medical Review consists of an intensive review by HCFA fiscal intermediaries on an industry-wide basis of certain targeted claims which HCFA has identified as being at risk of inappropriate program payment. This often occurs when HCFA identifies significant industry-wide increases in payments of certain types of services, as had been the case with the partial hospitalization benefit. The Company's initial experience with the Focused Medical Review was that there were numerous denials of Providers' claims and the denials had an adverse impact on the Company's business, financial condition and results of operations during Fiscal 1995 because Providers delayed payment of the Company's management fee because of the substantial number of denials. On behalf of the Providers, the Company strenuously disputed these denials, particularly the interpretations implemented by one singular fiscal intermediary.

        The Focused Medical Review of claims for partial hospitalization services conducted by fiscal intermediaries for the Providers has substantially abated on programs managed by the Company. Although during Fiscal 1997, the number of denied claims was reduced to a modest rate, the periodic review of claims by HCFA fiscal intermediaries will likely continue at one or more programs from time to time, and there can be no assurances that a Focused Medical Review of claims will not recur at the level previously experienced by the Company.

CHANGES IN MEDICARE'S COST BASED REIMBURSEMENT FOR PARTIAL HOSPITALIZATION SERVICES

        The Medicare partial hospitalization benefit has a coinsurance feature, which means that the amount paid by Medicare is the provider's reasonable cost less "coinsurance" which is ordinarily to be paid by the patient. The coinsurance amount is 20 percent of the charges for the services. The coinsurance must be charged to the patient by the provider unless the patient is indigent. If the patient is indigent, or if the patient does not pay the provider the billed coinsurance amounts after reasonable collection efforts, the Medicare program has historically paid those amounts as "allowable Medicare bad debts." The allowability of Medicare bad debts to providers for whom the Company manages partial hospitalization programs is significant since most of the patients in programs managed by the Company are indigent or have very limited resources. The pending budget reconciliation bills in Congress would reduce the amount of Medicare allowable bad debts payable to providers. Since the House and Senate provisions are identical, the Company expects the following reductions in Medicare allowable bad debts to occur: 25 percent for provider fiscal years beginning on or after October 1, 1997; 40 percent for provider fiscal years beginning on or after October 1, 1998; and 50 percent for provider fiscal years beginning on or after October 1, 1999. The reduction in "allowable Medicare bad debts" could have a materially adverse impact on Medicare reimbursement to the Company's Providers and could further result in the restructuring or loss of Provider contracts with the Company.

        Currently proposed legislation would implement a prospective payment system ("PPS") for all outpatient hospital services, including partial hospitalization, for the calendar year beginning January 1, 1999. While the actual reimbursement rates have not been determined and thus their effect, positive or negative, is unknown, the Company may need to negotiate modifications to its contracts with Providers.

SUFFICIENCY OF EXISTING RESERVES TO COVER UNCERTAINTIES RELATIVE TO REIMBURSEMENT ISSUES

        Reimbursement of the Company's management fees to Providers under the Medicare program provides a substantial source of the Company's revenues. Accordingly, the Company's Programs must at all times operate in compliance with applicable Medicare guidelines. Failure to meet such criteria could have a material adverse impact upon the Company's business, financial condition and results of operations should a Provider elect to withhold payment of the Company's management fees or in the alternative seek a refund of such fees following an event of disallowance.

        The Company maintains significant reserves to cover the effect of primarily two uncertainties: (i) that the Company may have an obligation to indemnify certain Providers for some portions of its management fee which may be subject to disallowance upon audit of a Provider's cost report by fiscal intermediaries; and (ii) that the Company may not receive full payment of the management fees owed to it by a Provider during the periodic review of the Provider's claims by the fiscal intermediaries.

        The Company has been advised by HCFA that certain program-related costs are not allowable for reimbursement. The Company may be responsible for reimbursement of the amounts previously paid to the Company that are disallowed pursuant to obligations that exist with certain Providers. Although the Company believes that its potential liability to satisfy such requirements has been adequately reserved in its financial statements, there can be no assurances to that effect. The obligation to pay the amounts estimated within the Company's financial statements (or such greater amounts as are due), when and if they become due, could have a material adverse impact upon the Company's business, financial condition and results of operations.

CONTINUITY OF MANAGEMENT CONTRACTS

        Substantially all of the revenues of the Company are derived from contracts with Providers, behavioral health organizations, and case management agencies. These contracts generally have defined terms of duration and many have automatic renewal terms subject to termination by either party. The contracts often provide for early termination either by the Provider if specified performance criteria are not satisfied or by Company under various other circumstances.

        The continued success of the Company is subject to its ability to maintain, renew or extend existing management contracts and obtain new management contracts. Contract renewals and extensions are likely to be subject to competing proposals from other contract management companies as well as consideration by certain Providers to convert their mental health programs from independently managed programs to programs operated internally or to terminate their mental health programs. There can be no assurance that any Provider or case management agency will continue to do business with the Company following expiration of its management contract or earlier if such management contract is terminable prior to expiration. In addition, any changes in the Medicare or Medicaid program which have the effect of limiting or reducing reimbursement levels for mental health services provided by Programs managed by the Company could result in the early termination of existing management contracts and would adversely affect the ability of the Company to renew or extend existing management contracts and to obtain new management contracts. The termination or non-renewal of a material number of management contracts could result in a significant decrease in the Company's net revenues and could have a material adverse effect on the Company's business, financial condition or results of operations.

        For the Fiscal Year ended April 30, 1997 ("Fiscal 1997"), there was only one Provider that accounted for more than ten (10%) percent of the Company's revenues. Furthermore, although not attributed to a particular "customer," the Company's case management programs accounted for 24.2% of the Company's revenues during Fiscal Year 1997. These programs were largely operated under contracts with two managed care consortiums in the State of Tennessee (see the discussion of TBH and Premier below) and management agreements with two (2) case management agencies. A termination or non-renewal of any of these contracts could have a material adverse effect on the Company's business, financial condition or results of operation.

POTENTIAL CHANGES IN TENNCARE

        The Company, through its Collaborative Care subsidiary, holds contracts for case management services in Tennessee with two managed care consortiums (Tennessee Behavioral

Health ("TBH" and Premier Behavioral Health ("Premier")) operating under the Tennessee TennCare Partners State Medicaid Managed Care Program ("TennCare"). In July 1996, both consortiums became the payors for mental health care services under TennCare for the approximately 1.5 million individuals who qualify for coverage based on Medicaid eligibility or other indigency standards. The Company has received information that Premier has notified the State of Tennessee that it would withdraw from TennCare effective June 30, 1997. However, the Company understands that the State of Tennessee has contested the termination and Premier has continued in its role as a managed care consortium. The Company has been informed that effective July 1, 1997, TBH amended its contract with TennCare and is attempting to restructure its agreements with its providers. Significant uncertainty exists as to the future structure of TennCare and the Company's ability to maintain its Case Management revenues subsequent to a restructuring. For the year ended April 30, 1997, Case Management contracts in Tennessee accounted for 23.7% of the Company's revenues. The Company may find it necessary to significantly restructure its contracts and relationships depending on the outcome of ongoing discussions among the interested parties in TennCare. The potential changes, which the Company cannot predict with any degree of certainty, may have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED OPERATING HISTORY OF CASE MANAGEMENT PROGRAMS

        For the fiscal year ended April 30, 1997, the Company's Case Management Programs accounted for 24.2% of the Company's total revenues. This reflects an increase from 20.9% of revenues accounted for by these Programs during Fiscal 1996. The operations of the Company's Case Management Programs are subject to limited operating history. Thus, the success of these Programs will be dependent upon the Company's ability to manage and expand operations effectively, control costs and recognize operating efficiencies. By virtue of the lack of operating history, there can be no assurances that the Company will be able to maintain these operations at the level realized during Fiscal 1997 or expand these Programs after Fiscal 1997.

DIFFICULTIES OF MANAGING RAPID GROWTH

        The Company expects that its outpatient psychiatric management services business and the number of its acute outpatient, case management and chemical dependency programs may increase significantly as it pursues its growth strategy. If it materializes, this rapid growth will place significant demands on the Company's management resources. The Company's ability to manage its growth effectively will require it to continue to expand its operation, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected.

GOVERNMENT REGULATION

        Mental health care is an area of extensive and frequent regulatory change. Changes in the laws or new interpretations of existing laws can have a significant effect on methods of doing business, costs of doing business and amounts of reimbursement from governmental and other payers. The Company is and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities in which it operates or intends to operate. The Company must operate in compliance with applicable Medicare and Medicaid guidelines. The Company is also subject to fraud and abuse and other laws, violations of which may result in civil and criminal penalties and exclusions from participation in such programs. The Company at all times attempts to comply with all such applicable laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations.

        The success of the Company will be dependent, in part, upon its ability to satisfy the applicable regulations and requirements imposed upon its operations. The Company's business, financial condition and results of operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care and implementation of certain licensing and certification standards. There can be no assurance that federal, state or local laws or regulatory procedures which might adversely affect the Company's business, financial condition, results of operations or prospects will not be expanded or imposed. There can be no assurances that the regulations applicable to the Company's operations and its arrangements with Providers will not change in the future or that future interpretations of existing laws or new laws will not result in the Company's services under its management contracts being deemed not in compliance with federal Medicare/Medicaid laws.

DEPENDENCE ON KEY PERSONNEL

        The Company depends, and will continue to depend, upon the services of its senior management and skilled personnel. The Company presently has no employment agreements with any of its senior executive officers. The Company is also dependent upon its ability to attract and retain management personnel who will be responsible for the day-to-day operations of the Company. The loss of the services of any or all such officers or the Company's inability to attract additional management personnel in the future could have a material adverse effect on the Company's business, financial condition or results of operations.

        The Company's success and growth strategy also depend on its ability to attract and retain qualified clinical, marketing and other personnel. The Company competes with general acute care hospitals and other health care providers for the services of psychiatrists, psychologists, social workers, therapists and other clinical personnel. Demand for such clinical personnel is high and they are often subject to competing offers. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business in the future.

POTENTIAL MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

        Future sales by existing stockholders could adversely affect the prevailing market price of the Common Stock. As of August 15, 1997, the Company had 5,059,848 shares of Common Stock outstanding. Of these shares, 4,944,874 are freely tradeable without restriction in the public market, however, 2,730,557 of these shares are held by "affiliates" of the Company, as such term is defined in Rule 144 under the Securities Act, and may only be sold in accordance with such Rule.

NEED FOR ADDITIONAL FINANCING TO FUND FUTURE GROWTH

        The Company has financed its operations through cash provided by operations, the sale of equity and through debt. The Company may deem it necessary to raise additional funds in the future through public or private financing, including equity financing, in order to fund potential acquisitions of complementary businesses or to fund its capital and operating requirements. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of the Company. Adequate funds for the Company's plans or operations may not be available when needed and, if available, may not be on terms attractive to the Company. The failure to obtain funding on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is currently considering the need for additional financing, which may include equity, debt or convertible debt financing.

COMPETITION

        The mental health services industry is highly competitive. There are many other companies engaged in the management of outpatient psychiatric Programs, and some of these companies are substantially more established and have greater financial and other business resources than those presently possessed by the Company. In addition, the Company's current and potential Providers may choose to operate mental health programs themselves rather than contract with the Company. The inability of the Company or its Providers to compete effectively could have a material adverse effect on the Company's business, financial condition or results of operations.

POSSIBLE VOLATILITY OF STOCK PRICES

        The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or mental health services in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Common Stock. The Company's Common Stock is traded on the Nasdaq National Market. There can be no assurances as to the future trading prices of the Common Stock. Trading of a Company's securities depends upon a number of variables most of which are beyond the control of the Company.

HEALTH CARE REFORM

        The Clinton Administration and various federal legislators have considered health care reform proposals intended to control health care costs and to improve access to medical services for uninsured individuals. These proposals have included cutbacks to the Medicare and Medicaid programs and steps to permit greater flexibility in the administration of Medicaid. In addition, some states in which the Company operates are considering various health care reform proposals. It is uncertain at this time what legislation on health care reform may ultimately be proposed or enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the Company's business, financial condition or results of operations.

CONCENTRATION OF OWNERSHIP; ANTI-TAKEOVER PROVISIONS

        The officers and directors of the Company and their affiliates own over fifty (50%) percent of the Company's issued and outstanding Common Stock. Consequently, such persons will be able to elect a majority of the Company's Board of Directors and control the Company's policies and day to day management. The Company's Board of Directors has the authority, without action by the stockholders, to issue additional shares of Preferred Stock and to fix the rights and preferences of such shares. The ability to issue additional shares of Preferred Stock, together with certain provisions of the Company's Certificate of Incorporation, such as staggered terms for directors, limitations on the Stockholders' ability to call a meeting or remove directors, and the requirement of a two-thirds vote of stockholders for amendment of certain provisions of the Certificate of Incorporation or approval of certain business combinations, may delay, deter or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock.

AVAILABILITY AND ADEQUACY OF INSURANCE

        The provision of mental health care services entails an inherent risk of liability. In recent years, participants in the industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. The Company currently maintains liability insurance intended to cover such claims and the Company believes that its insurance is in conformity with industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance coverage could have a material adverse effect upon the Company's business, financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future or that, if such coverage is available, it will be available on acceptable terms.

                              SELLING STOCKHOLDERS

        The following table sets forth the name of the Selling Stockholders, the number of shares of Common Stock owned beneficially by such Selling Stockholders as of August 15, 1997 and the number of shares of Common Stock which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided.

        In connection with the purchase of their Shares, the Selling Stockholders represented that they were acquiring the Shares for investment and with no present intention of distributing the Shares. In recognition of the fact that the Selling Stockholders, even though purchasing the Shares without a view to distribute, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices on the Nasdaq National Market or in privately-negotiated transactions and have agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant thereto or until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Stockholders.


                           SHARES BENEFICIALLY OWNED    NUMBER OF         SHARES BENEFICIALLY
                             PRIOR TO OFFERING (1)     SHARES BEING   OWNED AFTER OFFERING (1)(2)
                           -------------------------   ------------   ---------------------------
   SELLING STOCKHOLDERS       NUMBER      PERCENT        OFFERED         NUMBER       PERCENT
   --------------------       ------      -------        -------         ------       -------
Daved Frerker(3)                73,400       1.45%        73,400                 0           0%
Proactive Investment
Managers, L.P.(4)            1,735,919      33.53%        19,761         1,716,158       33.15%
Proactive Partners,            796,670      15.66%        19,763           776,907       15.27%
L.P.(5)

----------------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 5,059,848 shares of Common Stock outstanding on August 15, 1997, adjusted as required by rules promulgated by the Commission.

 (2) Assumes the sale of all shares offered hereby, should the Selling Stockholder elect to do so.

 (3) On April 19, 1997, Mr. Frerker's employment with the Company terminated and Mr. Frerker and the Company subsequently entered into a separation agreement. Pursuant to the separation agreement, the

        Company agreed to register 73,400 shares of Common Stock held by Mr. Frerker, which were issued upon his exercise of a Common Stock purchase warrant awarded to Mr. Frerker in connection with his employment. In addition, Mr. Frerker issued a promissory note to the Company evidencing Mr. Frerker's obligation to pay the Company the principal amount of $424,007.88, to be applied to the payment of income tax withholding obligations arising from Mr. Frerker's warrant exercise. The promissory note provides that proceeds of any sale of Shares by Mr. Frerker shall be applied toward payment of the outstanding balance of the promissory note. In addition, the Promissory note is secured by certain assets held by Mr. Frerker and his spouse. The sale of Mr. Frerker's shares is subject to certain restrictions under his separation agreement. See "PLAN OF DISTRIBUTION."

 (4) Charles C. McGettigan, a director of the Company since 1992, Myron A. Wick, III, J. Patterson McBaine and Jon D. Gruber are general partners of Proactive Investment Managers, L.P. Proactive Investment Managers, L.P. is the General Partner of Proactive Partners, L.P. and Fremont Proactive Partners, L.P. Shares beneficially owned include (i) 46,261 shares held by Proactive Investment Managers, L.P. (which include 26,500 shares issuable upon exercise of an outstanding warrant), (ii) 796,670 shares held by Proactive Partners, L.P. (which include 26,500 shares issuable upon exercise of an outstanding warrant), (iii) 59,681 shares held by Fremont Proactive Partners, L.P., (iv) 69,000 shares held by Mr. McGettigan (which include 64,500 shares issuable upon the exercise of outstanding options), (v) 664,707 shares held by Messrs. McBaine and Gruber and entities controlled by both of them, (vi) 37,700 shares held by Mr. McBaine and (vii) 61,900 shares held by Mr. Gruber. Proactive Investment Managers, L.P. and Messrs. McGettigan, Wick, McBaine and Gruber, as general partners of Proactive Investment Managers, L.P., may be deemed to be beneficial owners of the shares held by Proactive Partners, L.P. and Fremont Proactive Partners, L.P. Messrs. McGettigan, Wick, McBaine and Gruber disclaim beneficial ownership of any shares held by Proactive Investment Managers, L.P., Proactive Partners, L.P., Fremont Proactive Partners, L.P. or other entities they control as described above, except to the extent of their respective interests in such shares arising from their pecuniary interest in such partnerships.

 (5)    Includes 26,500 shares issuable upon exercise of an outstanding warrant.

                              PLAN OF DISTRIBUTION

        The Company has been advised that the Selling Stockholders may sell Shares from time to time in transactions on the Nasdaq National Market, in privately-negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Notwithstanding the foregoing, pursuant to his separation agreement, Mr. Frerker may sell up to 40,000 of his shares beginning upon the effectiveness hereof, and the sale of his remaining shares shall be subject to a restriction on sale that will lapse at a monthly rate through the remainder of calendar 1997. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

        The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

        In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Common Stock offered by the Selling Stockholders.

                                  LEGAL MATTERS

        The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

        The consolidated financial statements of PMR Corporation appearing in the Company's Annual Report on Form 10-K for the year ended April 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.


SEC registration fee.............................................              $769.94
Legal fees and expenses..........................................             5,000.00
Accounting fees and expenses.....................................             5,000.00
                                                                            ----------
         Total...................................................           $10,769.94
                                                                            ==========


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

       The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") and
(ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

        Delaware corporations are also authorized to obtain insurance to protect directors and officers from certain liabilities, including liabilities against which corporations cannot indemnify their directors and officers. The Company maintains directors and officers liability insurance providing aggregate coverage of $10 million.

       At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT

 3.1           Registrant's Restated Certificate of Incorporation.(1)
 3.2           Registrant's Amended and Restated Bylaws.(1)
 5.1           Opinion of Cooley Godward LLP.
23.1           Consent of Ernst & Young LLP.
23.3           Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
24.1           Power of Attorney.  Reference is made to page II-4.

------------------

(1) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended April 30, 1997 or amendments thereto and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

               (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant undertakes that:

        (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective; and

        (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 22nd day of August, 1997.

                                    PMR CORPORATION



                                    By: /s/ ALLEN TEPPER
                                       -------------------------------------
                                          Allen Tepper
                                          Chief Executive Officer and
                                          Chairman of the Board


                                    By: /s/ FRED FURMAN
                                       -------------------------------------
                                          Fred Furman
                                          President


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen Tepper and Fred Furman, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  SIGNATURE                           TITLE                           DATE


/s/ ALLEN TEPPER                 Chief Executive Officer,        August 22, 1997
----------------------------     Chairman of the Board and
Allen Tepper                     Director



/s/ FRED FURMAN                  President                       August 22, 1997
----------------------------
Fred Furman


/s/ SUSAN ERSKINE                Executive Vice President,       August 22, 1997
----------------------------     Secretary and Director
Susan Erskine


/s/ MARK P. CLEIN                Executive Vice President,       August 22, 1997
----------------------------     Chief Financial Officer
Mark P. Clein


/s/ CHARLES C. McGETTIGAN
----------------------------
Charles C. McGettigan            Director                        August 22, 1997


/s/ RICHARD A. NIGLIO            Director                        August 22, 1997
----------------------------
Richard A. Niglio


/s/ DANIEL L. FRANK              Director                        August 22, 1997
----------------------------
Daniel L. Frank

                                INDEX TO EXHIBITS


   Exhibit Number                       Description                      Sequential Page No.
--------------------- ------------------------------------------------ -------------------------

        3.1          Registrant's Restated Certificate of
                     Incorporation (incorporated by reference from
                     Registrant's Annual Report on Form 10-K for the year ended April 30, 1997).

        3.2          Registrant's Amended and Restated Bylaws
                     (incorporated by reference from Registrant's
                     Annual Report on Form 10-K for the year ended
                     April 30, 1997).

        5.1          Opinion of Cooley Godward LLP.

       23.1          Consent of Ernst & Young LLP.

       23.3          Consent of Cooley Godward LLP (included in
                     Exhibit 5.1).

       24.1          Power of Attorney (reference is made to page
                     II-4).